Exhibit 10.5


                   SUBORDINATED PROMISSORY NOTE for $6,350,000

San Diego, California                                              April 30,1997


           FOR VALUE RECEIVED, the undersigned General Textiles, a California corporation ("Maker") promises to pay to the order of Family Bargain Corporation, a Delaware corporation, ("Lender") at San Diego, California or such other place as the Lender hereof may from time to time designate in writing, the principal sum of Six Million Three Hundred and Fifty Thousand and No/100 Dollars ($6,350,000) on April 30, 2002.
           This note shall not bear interest. There shall be no prepayment penalties. Payments under this note are subordinated to all other debt of the Maker including without limitation all present and future debt owed by Maker to Finova Capital Corporation and its successors and assigns.


Family Bargain Corporation, a Delaware Corporation

By:       /s/
Name:    William W. Mowbray
Title:   President and Chief Executive Officer